Exhibit 10.1

August 22, 2024

Mr. C. Bradford Richmond

Dear Brad:

BJ’s Restaurants, Inc. (the “Company” or “BJ’s”) is pleased that you have agreed to serve as Interim Chief Executive Officer of the Company.

The below summarizes the terms of your agreement with the Company with respect to your interim service.

1.                   Duties. The Company will employ you as its Interim Chief Executive Officer. In this capacity, you will perform such duties consistent with such position as the Company’s Board of Directors, in the exercise of its sole discretion, deems appropriate for that position. Additionally, in this capacity, you also understand that you will be an “executive officer” and a “named executive officer” of the Company as each term is defined by the regulations of the Securities and Exchange Commission and all other applicable laws, regulations and company policies. You will continue to serve your remaining term as a member of the Company’s Board of Directors during the term of your employment or until your earlier resignation or removal therefrom.

2.                   Employment Location. The principal location of your employment will be at the Company’s Restaurant Support Center in Huntington Beach, California. In light of the interim nature of your appointment, you will not be required to relocate to Southern California and the Company will provide the housing and travel allowances described in “Housing Allowance” and “Transportation Costs” below. In addition, you understand that you may be required to travel to travel to the Company’s restaurant locations and to investor and/or analyst meetings in order to perform certain aspects of your position.

3.                   Compensation. You will receive total compensation at a monthly rate of $100,000. Your compensation will be paid as follows: (i) $40,000 per month in the form of a bi-weekly gross salary of $18,461.54, payable in accordance with the Company’s payroll policies, as such policies may change from time to time (the “Salary”), plus (ii) an aggregate equity grant of $720,000 which shall be subject to the terms described in “Special Equity Award” below.

4.                   Special Equity Award. Subject to applicable securities laws and confirmation by the Company’s Compensation Committee of the Company’s Board of Directors, the Company will grant you a special equity award pursuant to the Company’s 2024 Equity Incentive Plan that will be valued at $720,000. You will receive this award in the form of 50% non-qualified options (NQ options) to purchase the Company’s common stock and 50% in restricted stock units (RSUs). The number of NQ option shares under the award, if any, will be determined with the estimated “fair value” of a NQ option calculated using the Black-Scholes option pricing model on the grant date of the award. The number of RSU shares will be determined using the closing price of the Company’s common stock on the Nasdaq Global Market on the grant date of the award or the most recent trading day when grants take place on market holidays. Subject to any acceleration in accordance with the 2024 Equity Incentive Plan, vesting for this award will occur upon termination of your services as Interim Chief Executive Officer based on the number of months you served in such capacity (rounded up for partial months) divided by twelve (12).

5.                   Housing Allowance. During the term of your service as Interim Chief Executive Officer you will be entitled to a housing allowance of $7,500 per month.

6.                   Annual Bonus and Equity Awards; Board Compensation. In light of the interim nature of your appointment, you will not be entitled to participate in the Company’s Performance Incentive Plan or any other cash bonus plan made available to management employees, and you will not be entitled to receive any annual equity award.

7.                   Board Compensation. During the term of your employment you will not be eligible to receive any separate compensation for your service as a member of the Company’s Board of Directors (other than continued vesting of previously-granted Board equity awards, and payment of the cash retainer for the full quarter ending September 30, 2024). In the event your services as Interim Chief Executive Officer terminate in 2025, you will be entitled to receive a pro rata portion of any cash Board retainers and Board equity awards for the remaining portion of calendar 2025.

8.                   Other Benefits. Following 30 days from your Effective Date, you will be entitled to enroll in any benefit plan that the Company may offer to its team members from time to time, according to the terms of such plan, including, but not limited to, the Company’s health insurance program, which will become effective the first of the month after enrollment. Nothing contained in this offer letter shall affect the right of the Company to terminate or modify any such plan, or other benefit, in whole or in part, at any time and from time to time.

9.                   Transportation Costs. You may be provided a company car for your use for Company business purposes while in Southern California or, if no such car is provided, you will be reimbursed for your out-of-pocket transportation expenses while in Southern California in accordance with the Company’s reimbursement policies. In addition, the Company will reimburse you for reasonable travel between your current residence and Orange County.

10.                 Business Expenses. You will be reimbursed for expenses you incur that are directly related to the Company’s operations and business, pursuant to the provisions of the Company’s business expense reimbursement policy. A Company-provided business credit card, a cell phone (or monthly cell phone allowance in accordance with Company policies) and laptop will be issued to you for Company business purposes. You will receive a dining (“red”) card which will cover unlimited BJ’s food purchases (excluding alcohol and tip), and will be subject to the terms of our Dining Policy.

11.                 Paid Absences. The Company does not have a formal paid vacation policy for its officers. Accordingly, officers are expected to use their reasonable judgment and professional discretion when taking paid time off, in light of their current work schedules and the Company’s business and operational requirements.

12.                 Term of Employment. The term of your employment shall commence on August 27, 2024 and end on August 22, 2025, unless earlier terminated by either party upon 30 days prior written notice.

13.                 Termination With or Without Cause. Although it is expected that you will serve as Interim Chief Executive Officer until a new Chief Executive Officer is appointed by the Board of Directors, your employment is at will and, subject to Section 12 above, may be terminated by you or the Company, at any time, with or without notice, and with or without cause. If the Company terminates your employment for any reason, on or after the Effective Date, you will be eligible to receive any accrued but unpaid compensation but shall not be entitled to any severance or other payments.

14.               Trade Secrets/Confidentiality. You hereby acknowledge that, as a result of your position with the Company, the Company will give you access to the Company’s proprietary and confidential information and trade secrets. Therefore, as a condition of your employment and the Company’s disclosing such proprietary and confidential information to you, you agree to sign and be bound by a Trade Secrets/Confidentiality Agreement. If you have any proprietary materials, documents, electronic data or other proprietary information of your former employer(s) in your possession, you must return all originals and copies of such proprietary information, including any copies of electronically stored information from your former employers’ computer systems, email, or other electronic storage devices, and must not retain any such copies before your start date with the Company. The Company also prohibits you from disclosing or using any proprietary or confidential information of any former employer in the course of your employment with the Company or from sharing any such proprietary materials or information with anyone at the Company.

15.               Arbitration Agreement. As a condition of your employment, you agree to sign and be bound by a Mutual Arbitration Agreement, pursuant to which you and the Company will resolve any disputes that arise between you and the Company about your employment, to the extent permitted by law.

16.               Company Policies. In addition to any policies applicable to you in your capacity as a member of the Company’s Board of Directors, you will be required to comply with the Company’s policies and procedures, as they may be constituted from time to time, including but not limited to those set forth in BJ’s Restaurants Restaurant Support Center Handbook and Code of Integrity, Ethics and Conduct. Notwithstanding, the terms set forth in this Agreement or any other Board-approved written fully executed agreement between you and the Company shall prevail over conflicting Company policies and procedures.

17.               Entire Understanding of Agreement. By signing this letter, you acknowledge that the terms described in this letter set forth the entire understanding between the parties concerning the terms of your employment and supersede all prior representations, understandings and agreements, either oral or in writing, between the parties hereto with respect to the terms of your employment by the Company. All such prior representations, understandings and agreements, both oral and written, are hereby terminated. However, nothing in this paragraph is intended to, nor does it, affect additional written agreements entered into by the parties contemporaneous with or subsequent to this agreement, including, without limitation, the Trade Secrets/Confidentiality and Arbitration Agreement referenced in Paragraphs 14 and 15 above. No term or provision of this letter may be amended, waived, released, discharged or modified except in writing, signed by you and an authorized officer of the Company.

18.               At Will Employment. This letter is not intended to constitute a contract of employment but is merely intended to outline certain details of our offer of employment to you. Your employment with the Company is not for any specific period of time and is “at will.” This means that both you and the Company reserve the right to terminate the employment relationship at any time, with or without notice, for any or no particular reason or cause. While the terms of your employment and compensation may change from time to time, the “at-will” nature of your employment with the Company will not and cannot change.

19.               Severability. If any provision contained in this letter is determined to be void, illegal or unenforceable, in whole or in part, then the other provisions contained herein shall remain in full force and effect as if the provision which was determined to be void, illegal, or unenforceable had not been contained herein.

Please acknowledge your acceptance of this offer of employment on the terms indicated by signing the enclosed copy of this letter and returning it to me as soon as possible.

Please do not hesitate to call me if you have any questions.

Sincerely,
BJ’s Restaurants, Inc.

/s/ LEA ANNE OTTINGER
Lea Anne Ottinger,
Chair of the Board of BJ’s Restaurants, Inc.

I accept the above offer of employment with BJ’s Restaurants, Inc. on the terms described in this letter:

/s/ C. BRADFORD RICHMOND	08-22-24
C. Bradford Richmond	Date